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                                                              Exhibit 11

             UAL Corporation and Subsidiary Companies
        Calculation of Fully Diluted Net Earnings Per Share
                  (In Millions, Except Per Share)

                                    Three Months         Six Months
                                   Ended June 30        Ended June 30
                                   1997     1996        1997     1996
                                   ----     ----        ----     ----
Earnings:
 Earnings before preferred
  stock transactions, distributions
  on preferred securities and
  extraordinary item              $ 243    $ 226       $ 350    $ 233
 Preferred stock dividends          (19)     (16)        (38)     (32)
 Interest on convertible
  debentures                          -        -           -        3
                                   ----     ----        ----     ----
 Earnings before preferred
  stock transactions, distributions
  on preferred securities and
  extraordinary item for
  fully diluted calculation         224      210         312      204
 Preferred stock transactions         -      (15)          -      (21)
 Distributions on preferred
  securities                         (1)       -          (3)       -
 Extraordinary loss on early
  extinguishment of debt              -      (30)          -      (59)
                                   ----     ----        ----     ----
 Net earnings for fully diluted
  calculation                     $ 223    $ 165       $ 309    $ 124
                                   ====     ====        ====     ====
Shares:
 Average number of shares of
  common stock outstanding
  during the period                59.3     57.5        59.0     53.9
 Additional shares assumed
  issued at the beginning of
  the period (or at the date of
  issuance) for conversion of
  preferred stock                  34.4     22.6        33.0     21.0
 Additional shares assumed
  issued at the beginning of the
  period for conversion of
  convertible debentures              -      0.8           -      4.2
 Additional shares assumed issued
  at the beginning of the period
  (or at the date of issuance) for
  exercises of dilutive stock
  options and stock award plans
  (after deducting shares assumed
  purchased under the treasury
  stock method)                     2.9      2.5         2.8      2.5
                                   ----     ----        ----     ----
 Average number of shares for
  fully diluted calculation        96.6     83.4        94.8     81.6
                                   ====     ====        ====     ====
Fully diluted per share amounts:
 Earnings before preferred stock
  transactions and extraordinary
  item                           $ 2.31   $ 2.53      $ 3.26   $ 2.49
 Preferred stock transactions,
  net of tax                         -     (0.18)         -     (0.25)
 Extraordinary loss on early
  extinguishment of debt,
  net of tax                         -     (0.36)         -     (0.73)
                                  -----    -----       -----    -----
 Net earnings                    $ 2.31   $ 1.99      $ 3.26   $ 1.51
                                  =====    =====       =====    =====

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